Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Prudential Short Duration High Yield Fund, Inc.:

We consent to the use of our report, dated March 14, 2012, included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

New York, New York
April 24, 2012